Exhibit 99.1

ICT GROUP MEDIA CONTACT:	ICT GROUP INVESTOR CONTACT:

BERNS COMMUNICATIONS GROUP, LLC	MBS VALUE PARTNERS, LLC
Michael McMullan	Betsy Brod/Lynn Morgen
212-994-4660	212-750-5800

ICT GROUP REPORTS SECOND QUARTER 2009 RESULTS

~ Core Business Revenue Increases 7% Year-Over-Year on Constant Currency Basis ~

~ Core Production Volume up 13% Year-Over-Year and 1.4% Sequentially ~

~ Cost Control Measures and Strategic Realignment Yield Improved Profitability ~

~ Strong Free Cash Flow of $6.3 Million ~

NEWTOWN, PA, JULY 30, 2009 – ICT GROUP, INC. (NASDAQ:ICTG) today reported results for the second quarter ended June 30, 2009.

Second Quarter 2009 Financial Performance

Total revenue for the 2009 second quarter was $98.4 million, compared to $109.6 million reported for last year’s second quarter. Core business revenue, comprised primarily of North American customer care, BPO, technology and international operations, increased almost 1% to $94.4 million during the period, and accounted for 96% of total revenue. For the 2008 second quarter, core business revenue was $93.7 million and represented 86% of total revenue. On a constant currency basis, (using the same foreign exchange rates in both periods), core business revenue was up 7% year-over-year. Core business production volume was 4.7 million hours, up 13% year-over-year and 1.4% sequentially.

Gross margin was 40.3%, in line with the Company’s stated goal for 2009 and well ahead of last year’s 37.8%. The Company reported a net loss of $603,000 or $0.04 per share for the 2009 second quarter as compared to a net loss of $355,000 or $0.02 per share incurred in the comparable year-ago period. Adjusted net income, which excludes a restructuring charge of $1.3 million in this year’s second quarter related to facility closings, was $953,000 or $0.06 per share.

“The significant improvement in our operating profitability this quarter reflects our success in continuing to effectively manage expenses as well as to benefit from our strategic realignment,” commented John J. Brennan, Chairman and Chief Executive Officer of ICT GROUP. “Our facilities and related costs declined in the quarter due to previously implemented cost reduction initiatives which resulted in lower SG&A expenses both on a year-over-year comparison as well as sequentially. With a 2% sequential increase in revenue, our effective cost management allowed us to significantly improve our pre-tax operating income before restructuring charges, demonstrating the operating profit potential of our business as revenue continues to increase.”

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ICT GROUP REPORTS SECOND QUARTER 2009 RESULTS (CONT.)

Free cash flow for the second quarter was $6.3 million. At June 30, 2009, cash and cash equivalents were $42.3 million, up from $37.6 million at the end of the first quarter. The Company had no outstanding debt at June 30, 2009.

Second Quarter 2009 Operating Performance

The table below shows core business revenue and total revenue for the key vertical markets served by ICT GROUP:

	Core Revenue (millions)		Total Revenue (millions)
	2Q2009	2Q2008	2Q2009	2Q2008
Financial Services	$40.0	$40.2	$44.0	$54.7
Telco/Tech	36.1	33.1	36.1	33.6
Health Care	10.9	12.2	10.9	12.3
Other	7.4	8.2	7.4	9.0

Total	$94.4	$93.7	$98.4	$109.6

Core financial services sector revenue totaled $40.0 million for the 2009 second quarter, relatively flat with the 2008 second quarter, but up 4% year-over-year when measured on a constant currency basis. Core production hours increased 14% driven largely by customer care, lock box, collections and technical services such as IVR to new and existing financial services clients. Core business represented 91% of total financial services revenue compared to 73% last year.

Core telco/technology sector revenue continues to grow rapidly, reaching $36.1 million in the period, representing a 9% increase over the 2008 second quarter and a 23% increase when measured on a constant currency basis. Core production hours increased 25%, reflecting additional on-shore and offshore work for clients in the U.S., Canada, Australia, Argentina and the U.K. as global demand within this vertical remained robust.

Core health care revenue in the second quarter was $10.9 million representing a decline from both the second quarter of 2008 and the first quarter of 2009. Core production hours declined 18% from last year’s second quarter reflecting the net effect of a fall off in health insurance and prescription assistance work, partially offset by growth in patient assistance programs for pharmaceutical clients and patient access management services for a hospital.

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ICT GROUP REPORTS SECOND QUARTER 2009 RESULTS (CONT.)

“We had a strong quarter in terms of new business wins and have seen a modest improvement in the sales cycle,” continued Mr. Brennan. “Annualized new business totaled almost $30 million in the quarter with the majority of work coming from new and existing financial services and telco/technology clients. The pipeline remains strong, and we have some excellent opportunities to expand programs with several key clients in the second half of the year. Capacity utilization was 79% in this year’s second quarter, remaining flat at 79% in the first quarter of 2009, but up from 73% in last year’s second quarter.”

Summary and Outlook

“Our business, while subject to macroeconomic conditions, appears to have stabilized as core business volume and revenue continues to grow, and we are benefiting from our greatly reduced exposure to non-core services as well as the more severely impacted market in the U.K. Clients are expanding existing programs and adding new services for both on-shore and offshore delivery. As a result, we are increasingly optimistic about the second half of the year in terms of revenue growth, profitability improvement and cash flow projections as we continue to add new business and keep SG&A and capital expenditures under control,” added Mr. Brennan.

In the second quarter, ICT GROUP benefited from its strategic realignment as well as the cost reduction efforts taken in prior quarters and began to see significantly improved profitability, on an adjusted basis. The Company believes that this will continue into the third quarter and expects incremental growth in the range of 6% to 8% for core business revenue measured in constant currency as compared to the third quarter of 2008 driven by an expected increase of 10% to 12% in core production volume. As a result, ICT GROUP anticipates continued sequential improvement in financial performance for the upcoming quarter. For the third quarter, the Company now expects total revenue to be in the range of $98 to $102 million and pre-tax earnings to be modestly above second quarter adjusted results.

The Company reiterates its guidance of positive year-over-year growth in core business revenue throughout 2009 and expects to continue to achieve operating leverage through increased productivity, greater workstation utilization and lower SG&A expenses as a percentage of revenue. The Company does not anticipate taking any additional restructuring charges in the second half of 2009.

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ICT GROUP REPORTS SECOND QUARTER 2009 RESULTS (CONT.)

“We are encouraged by the improved outlook for our business and believe we are on target to reach mid-single digit operating margins within the next 12 to 18 months based on continued growth in our core business, consistent program execution, maintenance of strong expense controls and slowly improving macro economic conditions,” concluded Mr. Brennan.

Conference Call:

The Company will hold a conference call today, Thursday, July 30, 2009, at 11:00 a.m. EDT. Investors may access the call by visiting the ICT GROUP website at www.ictgroup.com. If you are unable to participate during the live webcast, a replay of the call will be available on the website through August 6, 2009.

About ICT GROUP:

ICT GROUP, headquartered in Newtown, Pa., is a leading global provider of customer management and business process outsourcing solutions. The Company provides a comprehensive mix of customer care/retention, up-selling/cross-selling, technical support and database marketing as well as e-mail management, data entry, collections, claims processing and document management services, using its global network of onshore, near-shore and offshore operations. ICT GROUP also provides interactive voice response (IVR) and advanced speech recognition solutions as well as hosted Customer Relationship Management (CRM) technologies, available for use by clients at their own in-house facility or on a co-sourced basis in conjunction with the Company’s fully integrated contact center operations. To learn more about ICT GROUP, visit the Company’s website at www.ictgroup.com.

Important Cautionary Information Regarding Forward-Looking Statements:

This press release contains certain forward-looking statements relating to matters such as projected revenue, operating profitability, production volume and productivity. The forward-looking statements involve assumptions and are subject to substantial risks and uncertainties. Whenever possible, forward-looking statements are preceded by, followed by or include the words “believes,” “expects,” “anticipates” or similar expressions, which speak only as of the date the statement is made. ICT GROUP assumes no obligation to update any such forward-looking statements. For such statements, ICT GROUP claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Actual events or results of operations, cash flows and financial condition of ICT GROUP may differ materially from those discussed in the forward-looking statements as a result of various factors, including without limitation, those discussed in ICT GROUP’s annual report on Form 10-K for the year ended December 31, 2008, and other documents, such as current reports on Form 8-K and quarterly reports on Form 10-Q filed by ICT GROUP with the Securities and Exchange Commission. Although ICT GROUP believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct and we undertake no obligation to update such expectations.

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Important factors that could cause actual results to differ materially from ICT GROUP’s expectations, or that could materially and adversely affect ICT GROUP’s financial condition, may include, but are not limited to, the following, many of which are outside ICT GROUP’s control: global economic conditions, customer demand for a client’s product or service, the client’s budgets and plans and political, economic and other conditions affecting the client’s industry, interest and foreign currency exchange rates (including the effectiveness of strategies to manage fluctuations in these rates), a client invoking cancellation or similar provisions of the client contract, demand for labor and the resulting impact on labor rates paid by ICT GROUP, unanticipated labor difficulties, unanticipated contract or technical difficulties, identifying and opening planned contact centers within timeframes necessary to meet client demands, reliance on strategic partners, industry and government regulation affecting ICT GROUP or its clients, reliance on telecommunications and computer technology, competitive pressures in ICT GROUP’s industry, the cost to prosecute, defend or settle litigation by or against ICT GROUP, judgments, orders, rulings and other developments in or affecting litigation by or against ICT GROUP, ICT GROUP’s capital and financing needs, changes in tax laws and regulation, ICT GROUP’s ability to integrate acquired businesses, terrorist attacks and the impact of war. These factors, as well as others, such as conditions in the securities markets and actual or perceived results or developments affecting companies in our industry, could affect the trading price of our common stock.

(Tables Follow)

ICT Group, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
REVENUE	$98,350	$109,569	$194,408	$218,269

OPERATING EXPENSES:
Cost of services	58,714	68,113	115,563	137,765
Selling, general and administrative	38,627	42,210	77,795	83,038
Restructuring charges	1,319	—	1,234	—

	98,660	110,323	194,592	220,803

Operating loss	(310)	(754)	(184)	(2,534)
Interest income (expense), net	(18)	67	(43)	189

Loss before income taxes	(328)	(687)	(227)	(2,345)
Income tax provision (benefit)	275	(332)	380	(977)

Net loss	$(603)	$(355)	$(607)	$(1,368)

Diluted loss per share	$(0.04)	$(0.02)	$(0.04)	$(0.09)

Shares used in computing diluted loss per share	16,051	15,887	16,010	15,865

Reconciliation of Loss Before Income Taxes to Adjusted Net Income (Loss) to Eliminate

the Effect of Charges Related to Restructuring and a Government Grant (Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Adjusted Results of Operations:
Loss before income taxes	$(328)	$(687)	$(227)	$(2,345)
Restructuring charges	1,319	—	1,234	—
Government grant adjustment	—	(248)	—	(554)

Adjusted income (loss) before income taxes	991	(935)	1,007	(2,899)
Adjusted income tax provision (benefit)	38	(414)	143	(1,161)

Adjusted net income (loss)	$953	$(521)	$864	$(1,738)

Adjusted earnings (loss) per share	$0.06	$(0.03)	$0.05	$(0.11)

Shares used in computing adjusted earnings (loss) per share	16,194	15,887	16,023	15,865

Reconciliation of Free Cash Flow (Unaudited)

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Cash Flow from Operating Activities:
Net Loss	$(603)	$(355)	$(607)	$(1,368)
Depreciation and Amortization	5,765	6,725	11,700	13,430
Other Non-cash Charges	1,095	572	1,859	1,197
Changes in Assets and Liabilities	2,569	(15,958)	3,185	(16,242)

Net Cash Provided By (Used In) Operating Activities	8,826	(9,016)	16,137	(2,983)
Less Purchases of Property and Equipment	(2,507)	(5,718)	(5,072)	(12,116)

Free Cash Flow	$6,319	$(14,734)	$11,065	$(15,099)

ICT Group, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)

	June 30, 2009	December 31, 2008
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$42,310	$31,283
Accounts receivable, net	66,904	65,156
Other current assets	12,372	12,448

Total current assets	121,586	108,887
PROPERTY AND EQUIPMENT, net	51,061	57,841
OTHER ASSETS	11,019	10,833

	$183,666	$177,561

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and other current liabilities	$52,389	$47,505
OTHER LIABILITIES	9,655	10,555
TOTAL SHAREHOLDERS’ EQUITY	121,622	119,501

	$183,666	$177,561

WORKSTATIONS AT PERIOD END	12,400	12,509

ICT Group, Inc.

Core / Non-Core Revenue

(Unaudited)

	Actuals as Reported			On a Constant Currency Basis
$ in millions	Total Revenue	Core Revenue	Non-core Revenue	Total Revenue	Core Revenue	Non-core Revenue
	2Q09	2Q09	2Q09	2Q09	2Q09	2Q09
Financial	$44.0	$40.0	$4.0	$44.0	$40.0	$4.0
Telco/Tech	36.1	36.1	—	36.1	36.1	—
Healthcare	10.9	10.9	—	10.9	10.9	—
Other	7.4	7.4	—	7.4	7.4	—

Total	$98.4	$94.4	$4.0	$98.4	$94.4	$4.0

$ in millions
	2Q08	2Q08	2Q08	2Q08	2Q08	2Q08

Financial	$54.7	$40.2	$14.5	$52.4	$38.5	$13.9
Telco/Tech	33.6	33.1	0.5	29.8	29.3	0.5
Healthcare	12.3	12.2	0.1	12.3	12.2	0.1
Other	9.0	8.2	0.8	8.8	8.0	0.8

Total	$109.6	$93.7	$15.9	$103.3	$88.0	$15.3

% Variances
Financial	-20%	0%	-72%	-16%	4%	-71%
Telco/Tech	7%	9%	-100%	21%	23%	-100%
Healthcare	-11%	-11%	NA	-11%	-11%	NA
Other	-18%	-10%	NA	-16%	-8%	NA
Total	-10%	1%	-75%	-5%	7%	-74%

NEWS RELEASE

ICT GROUP, INC.

800-799-6880

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